LETTER OF INTENT

Date: 		January 19, 2007

Parties:  	Essentially Yours Industries (Hong Kong) Limited,
a company incorporated in Hong Kong, China, with a place of business at 7865 Edmonds Street, Burnaby, B.C., Canada, V3N 1B9 ("EYI")

 and

GUANGZHOU ZHONGDIAN ENTERPRISES (GROUP) CO. LTD. and
CHINA ELECTRONICS IMPORT AND EXPORT SOUTH CHINA CORPORATION, corporations incorporated in Guangzhou, China, with a place of business at 11th Floor, Guangzhou International Electronics Mansions, 403 Huanshi East Road, Guangzhou, China ("CEIEC")

After several months of review and product assessment, CEIEC has agreed to take all reasonable steps to be able to enter into a legally binding commitment to further the mutual business interests of the parties with respect to the matters described below and on the basis of the terms generally outlined below:

1. EYI, through its affiliate, Essentially Yours Industries, Inc., a Nevada corporation, markets and distributes products including
Prosoteine and Calorad ("EYI Products").

2. Guangzhou Zhongdian Enterprises (Group) Co. Ltd. is an affiliated company with an independent corporate body status under China Electronics Import and Export South China Corporation, which is in turn a foreign trade institution in the South China region under China Electronics Import and Export Parent Corporation;

3. EYI wishes to appoint CEIEC as Master Agent to distribute EYI
Products in China and Hong Kong, and CEIEC wishes to act as Master Agent for the distribution of such products in China and Hong Kong;

4. The parties agree to take all reasonable steps and to conclude negotiations and to enter into a legally binding agreement to define the parameters and conditions of an ongoing business relationship between the parties by June 1, 2007.

5. EYI may make such announcements to its shareholders and the public market with respect to the business arrangements contemplated by this Letter of Intent as it deems appropriate, in its sole discretion.


Executed by the parties as follows, as of the date first above written:

Essentially Yours Industries (Hong Kong) Limited

Per:
/s/ signed
(Authorized Signatory)



China National Electronics Import & Export South China Company aka Guangzhou CEIEC Enterprise (Group) Co. Ltd.

Per:

/s/ signed
(Authorized Signatory)